Exhibit 99.1

Keryx Biopharmaceuticals Announces Second Quarter 2018

Financial Results

•	Second quarter 2018 total revenues of $25.7 million, including net U.S. Auryxia® (ferric citrate) product sales of $24.1 million; a 71 percent increase compared to the second quarter of 2017

•	Approximately 42,500 Auryxia Prescriptions were written in the second quarter of 2018, double the number reported in the second quarter of 2017

•	Conference call today at 8:00 a.m.

BOSTON, MA, August 8, 2018 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with kidney disease, today announced its financial results for the second quarter ended June 30, 2018. The company also reviewed its commercial progress with Auryxia and provided a general business update.

“We are very pleased with the continued strong performance of Auryxia, which is a testament to the appreciation physicians have for the product profile and to the commitment and drive of our commercial and field-based teams,” said Jodie Morrison, interim chief executive officer of Keryx Biopharmaceuticals. “On June 28th, we announced that Keryx had entered a definitive merger agreement with Akebia Therapeutics that will create a fully integrated company focused on the development and commercialization of therapeutics for patients with chronic kidney disease. We believe that the combined company will be well positioned to create significant shareholder value and accelerate growth beyond what either company would achieve separately.”

Business Highlights

•	Net U.S. Auryxia product sales were $24.1 million in the second quarter of 2018, as compared to $14.1 million in the same quarter in 2017, representing growth of 71 percent.

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Approximately 42,500 Auryxia prescriptions were reported in the second quarter of 2018, representing 8.4 million Auryxia tablets. This compares to approximately 21,100 prescriptions and 4.5 million Auryxia tablets in the second quarter of 2017.

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The breadth and depth of physicians prescribing Auryxia continued to expand in the second quarter of 2018 compared to the same period in 2017, with approximately 50 percent more physicians writing Auryxia prescriptions and prescribers on average writing Auryxia for more of their patients.

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On June 28, 2018, Keryx announced that it had entered a definitive merger agreement with Akebia Therapeutics, Inc. that is expected to close by the end of 2018, subject to shareholder approvals and customary closing conditions. If approved, Keryx shareholders would gain access to an innovative Phase 3 product candidate with the potential to compete in a complementary multi-billion-dollar market upon successful completion of its development program. Additionally, Keryx shareholders gain a seasoned executive with decades of experience in the renal field to lead the combined organization.

Second Quarter Ended June 30, 2018 Financial Results

“Revenue growth in the second quarter of 2018, as compared to the second quarter of 2017, was driven by significant increases in Auryxia prescription and tablet demand,” said Scott Holmes, senior vice president and chief financial officer of Keryx Biopharmaceuticals. “Post the close of the second quarter we established an asset-based revolving credit facility with Silicon Valley Bank for up to $40 million. We believe this non-dilutive financing instrument will provide financial flexibility to our company as we continue to increase demand for Auryxia in both indications.”

Total revenues for the quarter ended June 30, 2018 were $25.7 million, compared with $15.1 million during the same period in 2017. Total revenues for the second quarter of 2018 include $24.1 million in net U.S. Auryxia product sales, as compared to $14.1 million in the second quarter of 2017. Total revenues for the second quarter of 2018 also include $1.6 million in license revenue, as compared to $1.0 million during the same period in 2017.

Cost of goods sold for the quarter ended June 30, 2018 were $7.4 million, compared with $4.4 million during the same period in 2017.

Selling, general and administrative expenses for the quarter ended June 30, 2018 were $28.7 million, as compared to $25.0 million during the same period in 2017. Selling, general and administrative expenses for the quarter ended June 30, 2018 included $4.4 million in non-cash stock compensation expense, as compared to $3.2 million during the second quarter of 2017.

Research and development expenses for the quarter ended June 30, 2018 were $8.8 million, as compared to $9.0 million during the same period in 2017. Research and development expenses for the quarter ended June 30, 2018 included $0.6 million in non-cash stock compensation expense, as compared to $0.5 million during the same period in 2017.

Net loss for the quarter ended June 30, 2018 was $21.5 million, or $0.18 per share, as compared to a net loss of $86.5 million, or $0.77 per share, for the same period in 2017.    Net loss for the quarter ended June 30, 2018 included $1.3 million in non-cash interest expense related to the amortization of a discount recognized in connection with the modification of the convertible senior notes. Net loss for the quarter ended June 30, 2017 included $63.0 million in non-cash charges related to the restructuring of our convertible debt.

Cash and cash equivalents as of June 30, 2018 totaled $49.5 million.

Conference Call Information

Keryx Biopharmaceuticals will host an investor conference call today, August 8, 2018, at 8:00 a.m. ET to discuss financial results for the second quarter of 2018. To participate in the conference call, please dial (888) 584-2172, (774) 264-7578 (international) and refer to conference ID: 9756999. The call will be webcast live with slides and accessible through the Investors section of the company’s website at www.keryx.com for a period of 15 days after the call.

About Auryxia® (ferric citrate) tablets

Auryxia (ferric citrate) was approved by the U.S. Food and Drug Administration (FDA) on September 5, 2014 for the control of serum phosphorus levels in patients with chronic kidney disease on dialysis and approved by the FDA on November 6, 2017 for the treatment of iron deficiency anemia in patients with chronic kidney disease not on dialysis. Auryxia tablets were designed to contain 210 mg of ferric iron, equivalent to 1 gram of ferric citrate, and offers convenient mealtime dosing. The starting dose of Auryxia for the treatment of hyperphosphatemia for patients on dialysis is six tablets per day (two per meal) and for the treatment of iron deficiency anemia in patients not on dialysis is three tablets per day (one per meal). For more information about Auryxia and the U.S. full prescribing information, please visit www.Auryxia.com.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA® (ferric citrate)

CONTRAINDICATION

AURYXIA® (ferric citrate) is contraindicated in patients with iron overload syndromes, e.g., hemochromatosis.

WARNINGS AND PRECAUTIONS

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Iron Overload: Increases in serum ferritin and transferrin saturation (TSAT) were observed in clinical trials with AURYXIA in patients with chronic kidney disease (CKD) on dialysis treated for hyperphosphatemia, which may lead to excessive elevations in iron stores. Assess iron parameters prior to initiating AURYXIA and monitor while on therapy. Patients receiving concomitant intravenous (IV) iron may require a reduction in dose or discontinuation of IV iron therapy.

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Risk of Overdosage in Children Due to Accidental Ingestion: Accidental ingestion and resulting overdose of iron-containing products is a leading cause of fatal poisoning in children under 6 years of age. Advise patients of the risks to children and to keep AURYXIA out of the reach of children.

ADVERSE REACTIONS

Most common adverse reactions with AURYXIA were:

•	Hyperphosphatemia in CKD on Dialysis: Diarrhea (21%), discolored feces (19%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%)

•	Iron Deficiency Anemia in CKD Not on Dialysis: Discolored feces (22%), diarrhea (21%), constipation (18%), nausea (10%), abdominal pain (5%) and hyperkalemia (5%)

SPECIFIC POPULATIONS

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Pregnancy and Lactation: There are no available data on AURYXIA use in pregnant women to inform a drug-associated risk of major birth defects and miscarriage. However, an overdose of iron in pregnant women may carry a risk for spontaneous abortion, gestational diabetes and fetal malformation. Data from rat studies have shown the transfer of iron into milk, hence, there is a possibility of infant exposure when AURYXIA is administered to a nursing woman.

To report suspected adverse reactions, contact Keryx Biopharmaceuticals at 1-844-445-3799.

Please click here to view the Full Prescribing Information for Auryxia.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc., with headquarters in Boston, Massachusetts, is focused on the development and commercialization of innovative medicines that provide unique and meaningful advantages to people with kidney disease. The Keryx team consists of approximately 200 committed people working with passion to advance the care of people with this complex disease. This dedication has resulted in two FDA-approved indications for Keryx’s Second medicine, Auryxia® (ferric citrate) tablets. For more information about Keryx, please visit www.keryx.com.

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Revenues:
Net U.S. Auryxia product sales	$24,105	$14,116	$44,727	24,621
License revenue	1,644	1,028	2,773	2,343

Total Revenues	25,749	15,144	47,500	26,964

Costs and Expenses:
Cost of goods sold	7,428	4,379	17,029	8,653
License expense	987	617	1,664	1,406
Research and development	8,774	9,012	17,162	15,776
Selling, general and administrative	28,711	24,986	54,548	48,089

Total Costs and Expenses	45,900	38,994	90,403	73,924

Operating Loss	(20,151)	(23,850)	(42,903)	(46,960)

Other Expense:
Other expense, net	(1,367)	(62,627)	(1,145)	(62,513)

Loss Before Income Taxes	(21,518)	(86,477)	(44,048)	(109,473)

Income taxes	—	20	(634)	40

Net Loss	$(21,518)	$(86,497)	(43,414)	(109,513)

Net Loss Per Common Share
Basic and diluted net loss per common share	$(0.18)	$(0.77)	$(0.36)	$(1.00)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	120,451,811	112,590,188	120,149,604	109,846,152

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$49,458	$93,526
Accounts receivable, net	$15,430	$8,146
Inventory	$48,584	$28,695
Other current assets	$12,142	$11,199
Total assets	$145,651	$158,872

Liabilities and Stockholders’ Deficit
Accounts payable and accrued expenses	$54,647	$45,031
Convertible senior notes	$130,088	$125,000
Total liabilities	$186,843	$172,967
Stockholders’ deficit	$(41,192)	$(14,095)

Forward-looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization of and demand for Auryxia, the asset-based revolving credit facility and the proposed merger with Akebia Therapeutics, Inc., including the expected timing of the closing of the merger and the expected benefits thereof to us and our shareholders, may contain forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully transition the chief executive role to Ms. Morrison and, if needed, to a permanent chief executive; the risk that the borrowing base we may utilize at any one time under the asset-based revolving credit facility may be significantly lower than the total commitment; our ability to successfully market Auryxia and whether we can increase adoption of Auryxia in patients with CKD on dialysis and successfully launch Auryxia for the treatment of iron deficiency anemia in patients with chronic kidney disease, not on dialysis; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; our ability to continue to supply Auryxia to the market; the risk that increased utilization by Medicare Part D subscribers will increase our gross-to-net adjustment greater than we anticipate; the risk that the proposed merger with Akebia Therapeutics, Inc. does not close due to the failure to obtain stockholder or regulatory approval or otherwise; the risk that Akebia’s or Keryx’s respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the risk that the expected benefits of the proposed merger or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Additional Information and Where to Find It

In connection with the proposed merger, Akebia and Keryx plan to file with the SEC and mail or otherwise provide to their respective stockholders a joint proxy statement/prospectus regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, AKEBIA’S AND KERYX’S RESPECTIVE STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF AKEBIA AND KERYX WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Akebia and Keryx, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Akebia and Keryx make available free of charge at www.akebia.com and www.keryx.com, respectively (in the “Investors” section), copies of materials they file with, or furnish to, the SEC.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Akebia, Keryx and their respective directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the stockholders of Akebia and Keryx in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of Akebia’s directors and officers in Akebia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 12, 2018 and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on April 30, 2018. Security holders may obtain information regarding the names, affiliations and interests of Keryx’s directors and officers in Keryx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 21, 2018, and the Amendment No. 1 on Form 10-K/A, which was filed with the SEC on April 30, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on May 31, 2018. To the extent the holdings of Akebia securities by Akebia’s directors and executive officers or the holdings of Keryx securities by Keryx’s directors and executive officers have changed since the amounts set forth in Akebia’s or Keryx’s respective proxy statement for its 2018 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the joint proxy statement/prospectus relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Akebia’s website at www.akebia.com and Keryx’s website at www.keryx.com.

KERYX BIOPHARMACEUTICALS CONTACT:

Amy Sullivan; Senior Vice President, Corporate Affairs

T: 617.466.3519; amy.sullivan@keryx.com